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                                          Filed pursuant to Rule 424(b)(3)

                                          Registration No. 333-43522

                           PRICING SUPPLEMENT NO. 4

                                    to the

                       Prospectus dated August 28, 2000

             And the Prospectus Supplement dated September 6, 2000

                             Universal Corporation

                                 $400,000,000

                          Medium-Term Notes, Series B

     The date of this Pricing Supplement is November 24, 2000. On September 6, 2000, Universal Corporation commenced a continuous medium term note offering under a prospectus dated August 28, 2000 and a prospectus supplement dated September 6, 2000 (together, the "Prospectus"). This Pricing Supplement should be read in conjunction with the Prospectus, which more fully describes Universal Corporation, the medium term note program and the notes offered pursuant thereto. The securities offered under Universal Corporation's medium term note program have been registered with the United States Securities and Exchange Commission ("SEC"). Copies of the Prospectus are available to the public through the SEC's Internet site at http://www.sec.gov.

The notes being purchased have the following terms:

PRINCIPAL AMOUNT: $25,000,000

STATED MATURITY: November  30, 2004

SPECIFIED CURRENCY: U.S. Dollars

FLOATING INTEREST RATE: 3 Month LIBOR + 135 basis points reset quarterly

ORIGINAL ISSUE DATE: November 30, 2000

CUSIP: 91345H AJ 4

ISIN: XS0121258288

COMMON CODE: 12125828

PRICE TO PUBLIC %: 100.00

AUTHORIZED DENOMINATIONS: Minimum denominations of $100,000 and integral multiples of $1,000 in excess thereof.

AGENT: WACHOVIA SECURITIES, INC.

AGENTS' COMMISSION: .450%

NET PROCEEDS TO UNIVERSAL CORPORATION: $24,887,500
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     THIS OFFERING IS SUBJECT TO REOPENING AT A LATER TIME TO OFFER ADDITIONAL
NOTES HAVING THE SAME TERMS AS THE NOTES BEING PURCHASED.

DEPOSITARY: DTC and EUROCLEAR

FORM OF NOTE:

     - global registered book-entry form only: Yes
     - non-global form available: Upon certain events as described in the Prospectus
     - bearer note: No

REDEMPTION AND REPAYMENT: Not redeemable or repayable prior to stated maturity


FLOATING RATE SECURITIES:

     - base rate:
           - LIBOR
              - Telerate LIBOR page: 3750
              - Reuters screen LIBOR page: No
           - index currency: U.S. Dollars
     - initial base rate: 8.09875%

     - index currency: U.S. Dollars
     - index maturity: 3 months
     - spread or spread multiplier: +135 basis points
     - interest rate basis: Actual/360
     - maximum rate: none
     - minimum rate: none
     - interest reset dates: quarterly - the last day of February, May 30,
                             August 30 and November 30 in each year
     - interest determination date: two London  Business Days prior to the last day of February, May 30, August 30 and November 30 in each year
     - interest payment dates: the last day of February, May 30, August 30 and
                             November 30 in each year
     - regular record dates: the close of business on the 15th calendar day next preceding an interest payment date
     - calculation agent: The Chase Manhattan Bank


DEFEASANCE AND COVENANT DEFEASANCE:

     The Company may effect defeasance or covenant defeasance with respect to the notes upon meeting certain conditions as described in the Prospectus.
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OTHER INFORMATION:

     Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved these securities or passed upon the adequacy or accuracy of the Prospectus, the Prospectus Supplement or this Pricing Supplement. Any representation to the contrary is a criminal offense.

     Terms used and not defined herein but defined in the Prospectus Supplement and Prospectus are used herein as therein defined.


                             UNIVERSAL CORPORATION

                   Pricing Supplement dated November 24, 2000